Exhibit (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 21, 2016, relating to the financial statements and financial highlights, which appears in International Secured Options Portfolio’s (one of the portfolios of The Glenmede Fund, Inc.) Annual Report on Form N-CSR for the year ended October 31, 2016. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Disclosure of Portfolio Holdings” and “Financial Statements” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Boston, Massachusetts

May 5, 2017